                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                      |X|

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      HEALTHCARE INTEGRATED SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


          ----------------------------------------------------------------------

     (5)  Total fee paid:


          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:


          ----------------------------------------------------------------------

     3)   Filing Party:


          ----------------------------------------------------------------------

     4)   Date Filed:


          ----------------------------------------------------------------------

                      HEALTHCARE INTEGRATED SERVICES, INC.
                         SHREWSBURY EXECUTIVE CENTER II
                                1040 BROAD STREET
                          SHREWSBURY, NEW JERSEY 07702

                                ----------------

                                                      November 29, 1999

Dear Fellow Stockholders:

         You are cordially invited to attend the 1999 Annual Meeting of the Stockholders of HealthCare Integrated Services, Inc. (the "Company") to be held on Friday, December 17, 1999 at the offices of the Company, Shrewsbury Executive Center II, 1040 Broad Street, Shrewsbury, New Jersey, 07702 at 10:00 a.m., local time. Prior to August 1, 1999, the Company's name was Healthcare Imaging Services, Inc. We look forward to having as many stockholders as possible present at that time.

         At the meeting, you will be asked to approve an amendment to the Certificate of Incorporation of the Company (the "Stock Split Charter Amendment") to effect a reverse stock split of the Company's outstanding common stock, whereby the Company would issue one new share of common stock in exchange for between two and eight shares of outstanding common stock. As more fully set forth in the accompanying Proxy Statement, the principal reasons for the reverse stock split are to increase the effective marketability and liquidity of the Company's common stock and to help the Company maintain the listing of its common stock on The Nasdaq National Market ("Nasdaq NMS"). The Company has been notified by the Nasdaq NMS that its common stock would be delisted from the Nasdaq NMS if, prior to December 8, 1999, the bid price of the common stock was not equal to or greater than $1.00 for at least ten consecutive trading days. If this requirement is satisfied by other means prior to the meeting and/or the effective date of the reverse stock split, it is anticipated that the reverse stock split will be abandoned. Stockholder approval of an exchange ratio range (as opposed to approval of a specified exchange ratio) in which the reverse stock split may be effected provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. The Board of Directors recommends that you vote FOR the approval of the Stock Split Charter Amendment.

         Furthermore, at the meeting you will be asked to elect five directors of the Company to hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. The Board of Directors recommends that you vote FOR the election of the five director nominees named in the accompanying Proxy Statement (the "Director Nominees").

         The accompanying Proxy Statement also provides detailed information concerning the Stock Split Charter Amendment and the Director Nominees, together with certain additional information, all of which you are urged to read carefully.

         It is important that your stock be represented at the meeting, regardless of the number of shares you hold. Therefore, after reading the Proxy Statement and considering Stock Split Charter Amendment and the Director Nominees, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the meeting. No postage is required if the proxy card is mailed in the United States. Returning the proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the meeting. Your prompt cooperation will be greatly appreciated.

                               Sincerely,

                               ELLIOTT H. VERNON
                               Chairman of the Board and Chief Executive Officer

                      HEALTHCARE INTEGRATED SERVICES, INC.
                         SHREWSBURY EXECUTIVE CENTER II
                                1040 BROAD STREET
                          SHREWSBURY, NEW JERSEY 07702
                               ------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
HealthCare Integrated Services, Inc.:

         The Annual Meeting of Stockholders (the "Meeting") of HealthCare Integrated Services, Inc. f/k/a Healthcare Imaging Services, Inc. (the "Company") will be held on Friday, December 17, 1999 at the offices of the Company, Shrewsbury Executive Center II, 1040 Broad Street, Shrewsbury, New Jersey 07702, at 10:00 a.m., local time, to consider and act upon the following matters:

         1. The approval of an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding common stock, whereby the Company would issue one new share of common stock in exchange for between two and eight shares of outstanding common stock.

         2. The election of five directors of the Company to hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors.

         3. Such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

         The Board of Directors of the Company has fixed the close of business on Wednesday, October 20, 1999, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment(s) or postponement(s) thereof. Accordingly, only holders of record of shares of the Company's voting securities at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) or postponement(s) thereof.

                               By Order of the Board of Directors,

                               ELLIOTT H. VERNON
                               Chairman of the Board and Chief Executive Officer

November 29, 1999
Shrewsbury, New Jersey


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE RETURN STAMPED ENVELOPE PROVIDED.

          YOUR PROMPT RETURN OF A COMPLETED PROXY WILL HELP THE COMPANY
             AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO
                         ASSURE A QUORUM AT THE MEETING.

                         CAUTIONARY STATEMENT UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This Proxy Statement contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the current beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner including the integration of acquisitions, risks associated with competitive pressures currently affecting participants in the health care market and risks affecting the Company's industry, such as increased regulatory compliance, changes in payor reimbursement levels and technological changes. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission (the "SEC"). Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

                                 PROXY STATEMENT

                                   -----------

                      HEALTHCARE INTEGRATED SERVICES, INC.
                         SHREWSBURY EXECUTIVE CENTER II
                                1040 BROAD STREET
                          SHREWSBURY, NEW JERSEY 07702

                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS

                         To be Held on December 17, 1999

GENERAL INFORMATION

         This Proxy Statement is being furnished to the holders of record as of the close of business on Wednesday, October 20, 1999 (the "Record Date"), of shares of common stock, par value $0.01 per share (the "Common Stock"), of HealthCare Integrated Services, Inc., a Delaware corporation f/k/a Healthcare Imaging Services, Inc. (the "Company"), and shares of Series D Cumulative Accelerating Redeemable Preferred Stock, par value $0.10 per share (the "Series D Stock"), of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on Friday, December 17, 1999 and at any adjournment(s) or postponement(s) thereof (the "Meeting"), pursuant to the accompanying Notice of Meeting of Stockholders (the "Notice"). A form of proxy for use at the Meeting is also enclosed. This Proxy Statement and the accompanying Notice and form of proxy are first being mailed to stockholders on or about November 29, 1999.

         A stockholder may revoke the authority granted by his execution of a proxy at any time before the effective exercise of such proxy by delivering a duly executed proxy bearing a later date or by filing a written revocation thereof with the Assistant Secretary of the Company at its executive offices located at Shrewsbury Executive Center II, 1040 Broad Street, Shrewsbury, New Jersey, 07702. Presence at the Meeting does not of itself revoke the proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy. All shares of Common Stock and Series D Stock represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted (i) for the approval of an amendment (the "Stock Split Charter Amendment") to the Company's Certificate of Incorporation (the "Charter") to effect a reverse stock split of the outstanding Common Stock, whereby the Company would issue one new share of Common Stock in exchange for between two and eight shares of outstanding Common Stock (the "Stock Split"), and (ii) for the election of the five nominees for director named herein (the "Director Nominees"). Management is not aware at the date hereon of any other matter to be presented at the Meeting, but if any other matter is properly presented, the persons named in the proxy will vote thereon according to their judgment.

         All costs and expenses of the Meeting and this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company has engaged the firm of Corporate Investor Communications, Inc. as proxy solicitors. The fee to such firm for solicitation services is estimated to be approximately $3,500 plus reimbursement of out-of-pocket expenses. In addition to solicitation by use of mails, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, the Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

         Unless otherwise noted, as used herein, the terms "fiscal 1995," "fiscal 1996," "fiscal 1997," "fiscal 1998," "fiscal 1999," and "fiscal 2000"
refer to the Company's fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999 and its fiscal year ending December 31, 2000, respectively.

VOTING SECURITIES

     Only holders of record on the books of the Company at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding 11,356,974 shares of Common Stock and
871.743 shares of Series D Stock. Generally, the holders of the Common Stock and Series D Stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Stock being entitled to 2,402.97 votes. At the Meeting, (i) approval of the Stock Split Charter Amendment will require the affirmative vote of (x) the holders of a majority of the total number of shares of Common Stock and Series D Stock, voting together as a single class, entitled to notice of, and to vote on the matter at, the Meeting and (y) the holders of a majority of the total number of shares of Series D Stock, voting separately as a class, entitled to notice of, and to vote on the matter at, the Meeting, and (ii) the election of the Director Nominees will require a plurality of the votes represented and entitled to vote on the matter at the Meeting in favor of such persons. See "Security Ownership of Certain Beneficial Owners and Management -- Series D Stock Ownership" for a discussion of the issuance of the Series D Stock. Holders of Common Stock and Series D Stock are not entitled to cumulate their votes on any matter to be considered at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the total number of votes entitled to be cast on the matter at the Meeting will constitute a quorum for the transaction of business by such holders. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to the approval of the Stock Split Charter Amendment, abstentions and broker non-votes will have the same effect as votes cast against the approval. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership

         The table below sets forth the beneficial ownership of the outstanding shares of Common Stock as of the Record Date of (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and Director Nominees, (iii) each of the Company's executive officers named in the Summary Compensation Table, and
(iv) all of the Company's directors and executive officers as a group. An asterisk indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.


                                                      AS OF OCTOBER 20, 1999
                                                      ----------------------
                                                    Number              Percent
                                                    of Shares (1)       of Class
                                                    -------------       --------

         Beran Entities (2)                           2,094,768          15.57%
         c/o Phyllis Beran
         10 Grove Street
         Cherry Hill, NJ 08002

         Elliott H. Vernon (3)                        1,530,500          12.69%
         c/o HealthCare Integrated Services, Inc.
         Shrewsbury Executive Center II
         1040 Broad Street
         Shrewsbury, New Jersey 07702

         George Braff, M.D.                           1,000,000           8.81%
         43 West 13th Street
         New York, New York 10011

         Elliot Loewenstern (4)                       1,207,900          10.3%
         6700 North Andrews Avenue
         Suite 401
         Fort Lauderdale, FL 33309

         Ulises C. Sabato, M.D. (5)                     732,365           6.42%
         106 Grand Avenue
         Englewood, NJ 07631

         Shawn A. Friedkin (6)                           37,000            *

         Manmohan A. Patel, M.D.(6)(7)                  312,000           2.74%

         Joseph J. Raymond (6)(8)                       187,000           1.62%

         Michael S. Weiss (6)                            22,000            *

         Robert D. Baca (9)                             183,333           1.6%

         All directors and                            2,430,933          19.29%
         executive officers
         as a group (8 persons) (10)

--------------
(1) In no case was voting and investment power shared with others, other than as expressly set forth herein. The information set forth in this table regarding a person's/entity's beneficial ownership has been derived from information provided by such person/entity (including, in some instances, from information set forth in a Schedule 13D filed with the SEC).

(2) Such shares represent beneficial ownership of shares of Common Stock issuable upon conversion of all outstanding shares of Series D Stock held by the liquidating trusts of the Beran Entities. See "- Series D Stock Ownership" for additional information regarding these shares as well as a listing of each entity's individual holdings. Samuel J. Beran, M.D. and his mother, Phyllis Beran, are the co-trustees of the liquidating trusts and may be deemed to be the beneficial owners of the shares owned by the trusts. The address of Dr. Beran is 15 Pondview Close, Chappaqua, New York 10514 and the address of Mrs. Beran is 10 Grove Street, Cherry Hill, NJ 08002.

(3) Includes beneficial ownership of an aggregate of 700,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options. Does not include an aggregate of 550,000 shares of Common Stock issuable upon the exercise of certain stock options which are not exercisable within 60 days of the Record Date. See "Information Relating to Executive Officers of the Company -- Executive Compensation -- Employment Contracts and Termination of Employment and Change in Control Arrangements."

(4) Includes beneficial ownership of an aggregate of (i) 163,900 shares of Common Stock owned by the Stephanie Loewenstern Irrevocable Trust, (ii) 169,000 shares of Common Stock owned by the Brett Loewenstern Irrevocable Trust, (iii) 125,000 shares of Common Stock owned by the Victoria Loewenstern Irrevocable Trust, (iv) 125,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options owned by the Stephanie Loewenstern Irrevocable Trust, (v) 125,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options held by the Brett Loewenstern Irrevocable Trust, (vi) 125,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options held by the Victoria Loewenstern Irrevocable Trust and (vii) 375,000 shares of Common Stock owned by Akiva Merchant Group, Inc. Mr. Loewenstern is the trustee of each of the aforementioned trusts and the sole stockholder and President of Akiva Merchant Group, Inc.

(5) Includes beneficial ownership of an aggregate 50,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options. See "Certain Relationships and Related Transactions."

(6) Such shares include shares of Common Stock issuable upon exercise of certain currently exercisable stock options granted pursuant to the Company's 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan").

(7) Does not include an aggregate of 300,000 shares of Common Stock issuable upon the exercise of certain stock options which are not exercisable within 60 days of the Record Date. See " Certain Relationships and Related Transactions."

(8) Includes an aggregate of 150,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options. See "Certain Relationships and Related Transactions."

(9) Includes an aggregate of 133,333 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options. Does not include an aggregate of 366,667 shares of Common Stock issuable upon the exercise of stock options which are not exercisable within 60 days of the Record Date. See "Information Relating to Executive Officers of the Company -- Executive Compensation -- Employment Contracts and Termination of Employment and Change in Control Arrangements."

(10) Includes an aggregate of 1,244,433 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the Record Date. See footnotes (3), (6), (8) and (9) above. Does not include an aggregate of 1,401,167 shares of Common Stock issuable upon the exercise of stock options which are not exercisable within 60 days of the Record Date. See footnotes (3), (7) and (9) above.

Series D Stock Ownership

         The table below sets forth the beneficial ownership of the outstanding shares of Series D Stock (and the beneficial ownership of Common Stock issuable upon conversion of the Series D Stock) as of the Record Date. None of the Company's directors, Director Nominees or executive officers own any shares of Series D Stock. An asterisk indicates beneficial ownership of less than 1% of the shares.

         An aggregate of 887.385 shares of Series D Stock (the "Beran Issuance") having an aggregate liquidation preference of $9,317,542.50 (i.e., $10,500 per share liquidation preference) were issued by the Company in October 1998 in connection with the acquisition (the "Beran Acquisition") by a wholly-owned subsidiary of the Company of the assets of Echelon MRI, P.C., Mainland Imaging Center, P.C., North Jersey Imaging Management Associates, L.P., Bloomfield Imaging Associates, P.A., and Irving N. Beran, M.D., P.A. (collectively, the "Beran Entities"). These related companies owned and operated five multi-modality diagnostic imaging centers located in Voorhees (two centers), Bloomfield, Northfield, and Williamstown, New Jersey. The companies that received these shares are in the process of being dissolved and liquidating their assets, and the shares of Series D Stock currently are held by their respective liquidating trusts. Ownership of the assets acquired by the Company in October 1998 in the Beran Acquisition from these companies is fully vested in the Company and will not be affected by the outcome of any stockholders' vote on the ratification and approval of the Beran Issuance as hereinafter described. There are currently an aggregate of 871.743 shares of Series D Stock outstanding having an aggregate liquidation preference of $9,153,301.50 (i.e., $10,500 per share liquidation preference) as a result of an adjustment in the purchase price of these assets.

         The holders of the Series D Stock are entitled to convert the Series D Stock into that number of shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate liquidation preference of the Series D Stock being converted by (ii) $1.04921875 (subject to adjustment in certain circumstances) (i.e., approximately 8,723,921 shares of Common Stock in the event of the conversion of all outstanding shares of Series D Stock); provided that until the Company obtains stockholder approval (which approval has not yet been obtained) of the Beran Issuance (as required by the rules of The Nasdaq National Market ("Nasdaq NMS"), the exchange upon which the Company's securities are included), the holders of the Series D Stock only will be able to convert such shares into Common Stock representing in the aggregate 19.9% of the outstanding Common Stock as of the date of issuance of the Series D Stock (i.e., approximately 2,094,768 shares). The holders of the Series D Stock are entitled to vote, on an as-converted basis, with the holders of the Common Stock as one class on all matters submitted to a vote of Company stockholders (other than the ratification and approval of the

         Beran Issuance in accordance with certain pronouncements of the Nasdaq
NMS); provided that until the Company obtains stockholder approval (which approval has not yet been obtained) of the Beran Issuance (as required by the rules of the Nasdaq NMS), the aggregate voting rights of the holders of the Series D Stock shall not exceed 19.9% of the outstanding Common Stock as of the date of issuance of the Series D Stock (i.e., approximately 2,094,768 shares). In addition, certain matters (such as the Stock Split Charter Amendment) also require the affirmative vote of the holders of the Series D Stock voting separately as a class in addition to the affirmative vote of the holders of the Common Stock and Series D Stock voting together as a single class. Due to timing constraints, stockholder approval of the Beran Issuance was not solicited prior to the consummation of the Beran Acquisition and such issuance of preferred stock in October 1998. The Company expects to convene a special meeting during the first quarter of fiscal 2000 for the ratification and approval of the Beran Issuance. In accordance with certain pronouncements of Nasdaq and as acknowledged by the Beran Entities, the holders of the Series D Stock, as well as any Common Stock issued upon conversion thereof, will not be entitled to vote on the ratification and approval of the Beran Issuance.

         Upon certain events (as described more fully in the Certificate of Designations, Preferences and Rights of the Series D Stock), including the Company's failure to redeem the Series D Stock prior to March 1, 1999, the holders of the Series D Stock have the right to cause the Company to call a special meeting of stockholders for the purpose of electing directors. Upon stockholder ratification and approval of the Beran Issuance, assuming the holders of the Series D Stock were to act collectively, such holders would be in a position to influence the election of the Company's directors and other matters requiring stockholder approval. Dr. Samuel J. Beran and his mother, Phyllis Beran, are currently the co-trustees of each of the holders of the Series D Stock and as such share voting and dispositive power with respect to the shares owned by these holders. The information set forth in the following table regarding a person's/entity's beneficial ownership has been derived from a
Schedule 13D filed by such person/entity with the SEC.

                                          AS OF OCTOBER 20, 1999
                                          ----------------------

                            Number of       Percent   Number of        Percent
                            Shares of       of        Shares of        of
                            Series D Stock  Class     Common Stock(1)  Class (1)
                            --------------  -----     ---------------  ---------

Beran/Bloomfield IV         61.022          7%        146,633.76       1.09%
  Shareholders Trust(2)
c/o Phyllis Beran
10 Grove Street
Cherry Hill, NJ 08002

Beran/Echelon I             453.306         52%       1,089,278.66     8.1%
  Shareholders Trust(3)
c/o Phyllis Beran
10 Grove Street
Cherry Hill, NJ 08002

Beran/INB V                 26.153          3%        62,844.76        *

  Shareholders Trust(4)
c/o Phyllis Beran
10 Grove Street
Cherry Hill, NJ 08002

Beran/Mainland II           95.891          11%       230,422.76       1.71%
  Shareholders Trust(5)
c/o Phyllis Beran
10 Grove Street
Cherry Hill, NJ 08002

Beran/Management III        235.371         27%       565,588.39       4.2%
  Shareholders Trust
  Associates, L.P.(6)
c/o Phyllis Beran
10 Grove Street
Cherry Hill, NJ 08002

--------------

(1) Does not take into account stockholder ratification and approval of the Beran Issuance which will increase the number of shares of Common Stock issuable upon conversion of the Series D Stock and the voting rights thereof. Percent of Class calculated based upon 11,356,974 shares of Common Stock outstanding as of the Record Date and 2,094,768 shares of Common Stock issuable upon conversion of all outstanding shares of Series D Stock (assuming no stockholder approval of the Beran Issuance).

(2) Includes 18 shares of Series D Stock pledged to the Company as collateral to secure repayment of a $175,000 promissory note issued by Bloomfield Imaging Associates, P.A. to the Company and 1.145 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder currently has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(3) Includes 133.7 shares of Series D Stock pledged to the Company as collateral to secure repayment of a $1.3 million promissory note issued by Echelon MRI, P.C. to the Company and 8.508 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder currently has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(4) Includes 7.7 shares of Series D Stock pledged to the Company as collateral to secure repayment of a $75,000 promissory note issued by Irving N. Beran, M.D., P.A. to the Company and 0.491 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder currently has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(5) Includes 28.3 shares of Series D Stock pledged to the Company as collateral to secure repayment of a $275,000 promissory note issued by Mainland Imaging Center, P.C. to the Company and 1.8 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder currently has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(6) Includes 69.4 shares of Series D Stock pledged to the Company as collateral to secure repayment of a $675,000 promissory note issued by North Jersey Imaging Management Associates, L.P. to the Company and
         4.418 shares of Series D Stock hold in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder currently has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis

         Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

                 PROPOSAL 1 - THE STOCK SPLIT CHARTER AMENDMENT

GENERAL

         The Board has unanimously recommended that the Stock Split Charter Amendment be presented to the stockholders for approval at the Meeting. The Stock Split Charter Amendment will result in the automatic conversion of between two and eight shares (as determined by the Board) of Common Stock outstanding ("Old Common Stock") as of the time of filing (the "Effective Date") of the Stock Split Charter Amendment with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") into one new share of Common Stock ("New Common Stock"). The Board believes that stockholder approval of an exchange ratio range (as opposed to approval of a specified exchange ratio) in which the Stock Split may be effected provides the Board with maximum flexibility to achieve the purposes of the Stock Split. If the stockholders approve the Stock Split Charter Amendment at the Meeting, the Stock Split will be effected, if at all, only upon a determination by the Board that the Stock Split (in an exchange ratio determined by the Board within the limits set forth herein) is in the best interests of the Company and its stockholders at that time. Notwithstanding approval of the Stock Split by the stockholders, the Board may, in its sole discretion, determine not to effect the Stock Split prior to the 2000 Annual Meeting of Stockholders. If the Board fails to implement the Stock Split prior to such meeting, stockholder approval again would be required prior to implementing any reverse stock split.

         As more fully set forth below, the principal reasons for the reverse stock split are to increase the effective marketability and liquidity of the Common Stock and to help the Company maintain the listing of the Common Stock on the Nasdaq NMS. The Company has been notified by the Nasdaq NMS that the Common Stock would be delisted from the Nasdaq NMS if, prior to December 8, 1999, the bid price of the Common Stock was not equal to or greater than $1.00 for at least ten consecutive trading days. If this requirement is satisfied by other means prior to the Meeting and/or the Effective Date, it is anticipated that the reverse stock split will be abandoned.

         The Charter provides for 50.0 million authorized shares of Common Stock, $0.01 par value per share; 11,356,974 shares of Common Stock are issued and outstanding as of the Record Date.

         Attached to this Proxy Statement as Exhibit A, and incorporated herein by reference, is the proposed text of the Stock Split Charter Amendment. Such text is subject to change as may be required by the Delaware Secretary of State or as the Board may deem necessary or advisable to effect the Stock Split.

PURPOSES AND REASONS FOR THE STOCK SPLIT

         The Board believes that the Stock Split is beneficial to the Company and its stockholders. The principal reasons for the Stock Split are to increase the effective marketability and liquidity of the Common Stock for the Company's stockholders and to help the Company maintain the listing of the Common Stock on the Nasdaq NMS.

         By letter dated September 8, 1999, the Company was notified by the Nasdaq NMS that the Common Stock would be delisted from the Nasdaq NMS if, prior to December 8, 1999, the bid price of the Common Stock was not equal to or greater than $1.00 for at least ten consecutive trading days. The closing bid price per share of the Common Stock on the Record Date was approximately $0.69.

         If the Common Stock were to be delisted from the Nasdaq NMS, it would likely have an adverse effect on the trading and liquidity of the Common Stock. In such event, the Common Stock would be quoted on the OTC Bulletin Board, to the extent eligible therefore.

         The Board believes that the current price per share of the Common Stock has a tendency to diminish the effective marketability of the Common Stock because of the reluctance of many brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of broker's commissions and to time-consuming procedures that operate to make the handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on relatively higher-priced stock.

         The Board also believes that the relatively low price of the Common Stock, when compared with the market prices of the common stock of the Company's competitors, impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to the Company. Theoretically, the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it or the Company's reputation in the financial community. In practice this may not necessarily be the case, as many investors view low-priced stock as unduly speculative in nature and, as a matter of practice, avoid or limit investments in such stocks. The foregoing factors adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise additional capital through a sale of equity securities.

         The Board is hopeful, although no assurance can be given, that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Stock Split, and the anticipated corresponding increased price per share, will stimulate interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed Stock Split is effected.

         The Board is also hopeful that the proposed Stock Split will result in a price level for the shares that will mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above, diminish the adverse impact of trading commissions on the potential market for the Company's shares and enable the Common Stock to remain listed on the Nasdaq NMS. However, there can be no assurance that the proposed Stock Split will achieve the desired results outlined above, nor can there be any assurance that the price per share of the Common Stock immediately after the proposed Stock Split will increase proportionately with the reverse split or that any increase can be sustained for a long period of time. In addition, there can be no assurance that the Common Stock will meet the other listing requirements for the Nasdaq NMS following the Stock Split or that the Common Stock will not be delisted prior to the date of the Meeting.

         If the stockholders approve the Stock Split Charter Amendment at the Meeting, the Stock Split will be effected, if at all, only upon a determination by the Board that the Stock Split (in an exchange ratio determined by the Board within the limits set forth herein which is expected to allow the Common Stock to qualify for continued listing on the Nasdaq NMS) is in the best interests of the Company and its stockholders at that time. Such determination will be based upon certain factors, including but not limited to, the then-current price of the Common Stock, the availability of additional working capital, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Stock Split by the stockholders, the Board may, in its sole discretion, determine not to effect the Stock Split prior to the 2000 Annual Meeting of Stockholders. If the Board fails to implement the Stock Split prior to such meeting, stockholder approval again would be required prior to implementing any reverse stock split.

         Management of the Company is not aware of any present efforts by any persons to accumulate Common Stock or to obtain control of the Company and the proposed Stock Split is not intended to be an anti-takeover device. The Stock Split Charter Amendment is being sought simply to enhance the image of the Company, its corporate flexibility and to price the stock in a price range generally more acceptable to the brokerage community and to investors and to enable the Common Stock to remain listed on the Nasdaq NMS.

CERTAIN EFFECTS OF THE STOCK SPLIT

         Based on the 11,356,974 shares of Common Stock outstanding as of the Record Date, the following table reflects the approximate percentage reduction in the outstanding shares of Common Stock and the approximate number of shares of Common Stock that would be outstanding as a result of the Stock Split:

         Proposed Stock Split      Percentage Reduction      Shares to be
         --------------------      --------------------      ------------
                                                             Outstanding
                                                             -----------
         1 for 2                            50%               5,678,487
         1 for 3                            66%               3,785,658
         1 for 4                            75%               2,839,244
         1 for 5                            80%               2,271,395
         1 for 6                            83%               1,892,829
         1 for 7                            86%               1,622,425
         1 for 8                            87%               1,419,622

         All outstanding options, warrants, rights and convertible securities (including the Series D Stock) will be appropriately adjusted, as required by their terms, for the Stock Split automatically on the Effective Date. The Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock in lieu of fractional shares. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock, or securities convertible into Common Stock (including the Series D Stock) will be affected by the Stock Split. Following the Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Old Common Stock. The Stock Split also will have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock.

EXECUTION AND CONSEQUENCES OF THE STOCK SPLIT

          Each stock certificate representing Old Common Stock will, after the Effective Date, represent the appropriate number of shares of New Common Stock reflecting the Stock Split. It will not be necessary for stockholders to exchange their existing stock certificates. Stockholders may, however, exchange their certificates if they so choose.

         No scrip or fractional certificates will be issued in the Stock Split. In lieu of any such fractional shares, and solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares, any stockholder who would otherwise receive a fractional share upon the Stock Split will be entitled to receive one additional share of New Common Stock. The number of shares of New Common Stock to be issued in connection with settling such fractional interests is not expected to be material.

         For the purpose of determining ownership of Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered on the stock records of the Company, regardless of the beneficial ownership of those shares. For example, if certain shares are registered in the name of a husband and his wife, those two amounts of shares will be treated separately and as held by two different stockholders for the purposes of determining ownership of Common Stock at the Effective Date.

         The Stock Split may leave certain stockholders with "odd lots" of the Common Stock (i.e., stock in amounts of less than one hundred shares). These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of one hundred.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK SPLIT

         The following is a summary of the material anticipated federal income tax consequences of the Stock Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

         This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Stock Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequences of the Stock Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its personal tax advisor as to: (i) the effect on his, her or its personal tax situation of the Stock Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Stock Split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

         No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Stock Split. Accordingly, each stockholder is encouraged to consult his, her or its tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws.

         The Company believes that the Stock Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the Stock Split. A stockholder of the Company who exchanges his, her or its Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his, her or its shares of New Common Stock received from the Company will be the same as his, her or its aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange.

TRANSFER AGENT AND REGISTRAR

         The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

VOTE REQUIRED

         Approval of the Stock Split Charter Amendment requires the affirmative vote of (i) the holders of a majority of the total number of shares of Common Stock and Series D Stock, voting together as a single class, entitled to notice of, and to vote on the matter at, the Meeting and (ii) the holders of a majority of the total number of shares of Series D Stock, voting separately as a class, entitled to notice of, and to vote on the matter at, the Meeting.

         Dissenting stockholders have no appraisal rights under Delaware law or under the Charter or the Company's By-laws in connection with the approval of the Stock Split Charter Amendment and the consummation of the Stock Split.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF
                       THE STOCK SPLIT CHARTER AMENDMENT.

                       PROPOSAL 2 - ELECTION OF DIRECTORS

         The By-laws of the Company provide that the number of directors shall be fixed from time to time by the Board. The Board has fixed the number of directors at five, and five directors will be elected at the Meeting, each director to hold office until the next annual meeting of stockholders and until his successor is elected and is qualified. The Company intends to hold the next annual meeting of stockholders in 2000. All of the five nominees are presently directors of the Company.

         Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the Director Nominees. If any Director Nominee shall be unavailable for election or upon election should be unable to serve, the proxies will be voted for the election of such other person as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any Director Nominee should become unavailable for election, or, if elected, should be unable to serve as a director.

         The names of the Director Nominees, and certain information about them, are set forth below.

                                                      HAS BEEN A DIRECTOR
              NAME                       AGE          OF THE COMPANY FROM
              ----                       ---          -------------------

              Shawn A. Friedkin          34           May 1996 - Present

              Manmohan A. Patel          50           December 1998 - Present

              Joseph J. Raymond          64           December 1995 - Present

              Michael S. Weiss           33           July 1998 - Present

              Elliott H. Vernon          56           July 1991 - Present

         Shawn A. Friedkin has been the President of Paramount Funding Corporation, a Florida based factoring company which he founded, since its formation in July 1992. Since its formation in 1997, Mr. Friedkin has also been the President of SB Capital Group, a Florida-based venture investment company he founded which has investments in the private education sector and medical devices. From January 1990 through June 1992, Mr. Friedkin was the Vice President of Friedkin Industries, a Florida company engaged in the aluminum extrusion and eyeglass manufacturing businesses. Mr. Friedkin is the founder of Stand Among Friends, a non-profit public charity focused on promoting the research, education and advocacy of neurological disorders and also is the Secretary of the National Council on Spinal Cord Injury. Mr. Friedkin is a graduate of Syracuse University School of Management.

         Manmohan A. Patel, M.D. has been the Chairman of Jersey Integrated HealthPractice, Inc. a privately-held management services organization ("JIHP") which provides management services to Pavonia Medical Associates, P.A. ("PMA"), since August 1995. Dr. Patel was one of the founders of PMA, which is one of the largest independent multi-specialty medical group in New Jersey, and currently is its President. Dr. Patel is a practicing internist specializing in pulmonary diseases and critical care and has received board certifications in the following five specialties: internal medicine, pulmonary diseases, critical care, emergency medicine and geriatric medicine. Dr. Patel received his M.D. from Mahatma Gandhi Medical College in India in 1973. He was an intern at the M.M. Medical College in India, at West Middlesex Hospital in Britain, at Loyola University, at the Stitch Medical School in Chicago, Illinois and at the Catholic Medical Center of Brooklyn and Queens in New York and had fellowships with Bellevue Hospital and New York University Medical Center. Since 1994, Dr. Patel has been a member of the Board of Trustees of the Meadowlands Hospital Medical Center in Secaucus, New Jersey, and since 1995, Dr. Patel has been a member of the Board of Trustees of Liberty HealthCare System, Inc. which is a New Jersey-based teaching hospital system that is affiliated with Mt. Sinai Health System in New York.

         Joseph J. Raymond has been the Chairman, Chief Executive Officer and President of Stratus Services Group, Inc., a staffing company, since September 1997. From July 1992 through August 1996, Mr. Raymond was the Chairman of the Board, Chief Executive Officer and President of Transworld Home HealthCare, Inc. ("THH"), a publicly-held regional supplier of a broad range of alternate site healthcare services and products including respiratory therapy, drug infusion therapy, nursing and para-professional services, home medical equipment, radiation and oncology therapy and a nationwide specialized mail order pharmacy. Prior thereto, he was the Chairman of the Board and President of Transworld Nursing, Inc. ("TNI"), a wholly-owned subsidiary (and predecessor) of THH, from its inception in 1987. Mr. Raymond received an M.S. degree in management from the New Jersey Institute of Technology ("NJIT") in 1968 and received a B.S. degree in electrical engineering from NJIT in 1961.

         Michael S. Weiss, Esq. has been the Chairman and Chief Executive Officer of CancerEducation.com, Inc., an Internet-based health information company, since April 1999. Prior thereto, from November 1993 until April 1999, he was a Senior Managing Director of Paramount Capital, Inc. (a private investment banking firm) ("Paramount") and held various other positions with Paramount and certain of its affiliates. Mr. Weiss is also the Vice Chairman of Genta Incorporated and Chairman of Procept, Inc. ("Procept"), both of which are publicly-traded biotechnology companies. In addition, Mr. Weiss is also a member of the Board of Directors of AVAX Technologies, Inc. and Palatin Technologies, Inc. and is the Secretary of Atlantic Pharmaceuticals, Inc., each of which is a publicly-traded biotechnology company. Additionally, Mr. Weiss is a member of the Board of Directors of several privately-held biotechnology companies. Prior to joining Paramount, Mr. Weiss was an attorney with the law firm of Cravath, Swaine & Moore. Mr. Weiss received his J.D. from Columbia University School of Law and his B.S. in Finance from the State University of New York at Albany.

         Elliott H. Vernon, Esq. has been the Chairman of the Board and Chief Executive Officer of the Company since the Company's inception in July 1991. He also was the President of the Company from July 1991 until August 1999. For over ten years, Mr. Vernon has also been the managing partner of MR General Associates, a New Jersey general partnership which is the general partner of DMR Associates, L.P., a Delaware limited partnership. See "Certain Relationships and Related Transactions." From December 1995 until it merged with Procept in March 1999, Mr.

Vernon was a director of Pacific Pharmaceuticals, Inc., a publicly-traded company engaged in the development and commercialization of medical products with a primary focus on cancer treatment. Mr. Vernon has been a director of Procept, a publicly traded company engaged in the development of novel drugs for the prevention of infectious diseases, with a primary focus on the HIV disease, since December 1997. Mr. Vernon is also one of the founders of TNI and was, until April 1997, a director THH. Mr. Vernon is also a principal of HealthCare Financial Corp., LLC, a healthcare financial consulting company engaged primarily in FDA matters. From January 1990 to December 1994, Mr. Vernon was a director and the Executive Vice President and General Counsel of the Wall Street firm of Aegis Holdings Corporation which offered financial services through its investment management subsidiary and its capital markets consulting subsidiary on an international basis. Prior to entering the healthcare field on a full-time basis, Mr. Vernon was in private practice as a trial attorney specializing in federal white collar criminal and federal regulatory matters. Prior to founding his own law firm in 1973, Mr. Vernon was commissioned as a Regular Army infantry officer in the United States Army (1964). He is a former paratrooper and Vietnam War veteran with service in the 82nd Airborne Division and 173rd Airborne Brigade. Upon his return from Vietnam in 1970, Mr. Vernon served as Chief Prosecutor and Director of Legal Services at the United States Army Communications and Electronics Command until 1973.

VOTE REQUIRED

         Directors are elected by a plurality of the votes cast at the Meeting.

            YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                   FOR THE ELECTION OF THE DIRECTOR NOMINEES.

              INFORMATION RELATING TO THE BOARD AND ITS COMMITTEES

MEETINGS OF THE BOARD; COMMITTEES

         During fiscal 1998, the Board held two meetings and acted pursuant to unanimous written consent on 15 occasions. During fiscal 1998, no incumbent director attended less than 75% of the aggregate number of meetings of the Board and committees of the Board on which he served for such year. The Board currently has four standing committees: the Audit Committee, the Stock Option Committee, the Compensation Committee and the Executive Committee.

Audit Committee

         The current members of the Audit Committee are Messrs. Friedkin and Weiss. The Audit Committee held two meetings during fiscal 1998. The general functions of the Audit Committee include selecting the independent auditors (or recommending such action to the Board); evaluating the performance of the independent auditors and their fees for services and considering the effect, if any, of their independence; reviewing the scope of the annual audit with the independent auditors and the results thereof with management and the independent auditors; consulting with management, internal audit personnel, if any, and the independent auditors as to the Company's systems of internal accounting controls; and reviewing the non-audit services performed by the independent auditors.

Stock Option Committee

         The current members of the Stock Option Committee are Messrs. Friedkin and Weiss. The Stock Option Committee held three meetings and acted pursuant to unanimous written consent on eight occasions during fiscal 1998. The Stock Option Committee considers and recommends actions of the Board relating to matters affecting the Company's stock option plans and is authorized to make grants under the Company's 1991 Stock Option Plan (the "1991 Plan"), 1997 Omnibus Incentive Plan (the "Omnibus Plan"), 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") and otherwise.

Compensation Committee

         The current members of the Compensation Committee are Messrs. Raymond and Weiss. The Compensation Committee held two meetings and acted pursuant to unanimous written consent on two occasions during fiscal 1998. The general functions of the Compensation Committee include approval (or recommendations to the Board) of the compensation arrangements for senior management, directors and other key employees; review of benefit plans in which officers and directors are eligible to participate; and periodic review of the equity compensation plans of the Company and the grants under such plans.

Executive Committee

         The current members of the Executive Committee are Messrs. Raymond and Vernon. The Executive Committee held two meetings during fiscal 1998. The Executive Committee is empowered to exercise all powers of the Board in the management and affairs of the Company with certain exceptions. In practice, it meets only infrequently to take formal action on specific matters when it would be impractical to call a meeting of the Board.

COMPENSATION OF DIRECTORS

         The Company does not presently pay non-employee directors any cash fees in connection with their services as such; however, the Company reimburses them for all costs and expenses incident to their participation in meetings of the Board and its committees. In addition, non-employee directors are entitled to participate in the Directors Plan and the Omnibus Plan (other than members of the Stock Option Committee). Pursuant to the Directors Plan, stock options exercisable to purchase an aggregate of 25,000 shares of Common Stock automatically are granted to newly- elected or appointed non-employee directors of the Company. In addition, as approved by the stockholders at the 1998 annual meeting of stockholders, the Directors Plan further provides that non-employee directors are entitled to receive stock options to purchase 5,000 shares of Common Stock (the "Fee Options") for a Plan Year (as defined in the plan) in the event no annual cash director's fees are paid by the Company for such Plan Year and may also elect to receive the Fee Options in lieu of any cash director's fee otherwise payable by the Company to such director for such Plan Year. The Company has determined that no cash director's fees will be paid for the 1999 Plan Year, and, therefore, Fee Options have been issued to each of the current non-employee directors.

         The purchase price of the shares of Common Stock subject to stock options issued under the Directors Plan is equal to the fair market value of such shares on the date of the grant, as determined in accordance with the plan. Stock options awarded under the Directors Plan vest in increments of 40% after the sixth month, 80% after the eighteenth month and 100% after the thirtieth month anniversary of the date of grant. Upon termination of a non-employee director's service on the Board, any stock options vested as of the date of termination may be exercised until the first anniversary of such date (unless such options expire earlier in accordance with their terms); provided that if such termination is a result of such director's removal from the Board other than due to his death or disability, all stock options will terminate immediately.

         At the 1998 annual meeting of stockholders, the stockholders approved an amendment to the Directors Plan providing for an additional automatic grant of stock options to purchase 25,000 shares of Common Stock in accordance with the terms and provisions of the Plan to the then non-employee directors of the Company (i.e., Messrs. Friedkin, Raymond and Weiss).

         No remuneration is paid to executive officers of the Company for services rendered in their capacities as directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the outstanding shares of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company (collectively, "Section 16 reports") on a timely basis. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16 reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, during fiscal 1998, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis, except that (i) each of Michael S. Weiss and Manmohan A. Patel did not timely file a Form 3 with respect to his becoming a member of the Board, (ii) Scott P. McGrory, an executive officer of the Company, did not timely file a Form 4 with respect to one transaction, (iii) Joseph J. Raymond, a director of the Company, did not timely file a Form 4 with respect to two transactions, and
(iii) Shawn A. Friedkin, Joseph J. Raymond, Manmohan A. Patel and Michael S. Weiss, directors of the Company, did not timely file a Form 5 with respect to two transactions each for Messrs. Friedkin, Raymond and Weiss and one transaction for Mr. Patel.

            INFORMATION RELATING TO EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE OFFICERS

         The names of the current executive officers of the Company, and certain information about them, are set forth below.

         Name                     Age    Position
         ----                     ---    --------

         Elliott H. Vernon (1)    56     Chairman of the Board and Chief
                                         Executive Officer

         Robert D. Baca           43     President and Chief Operating Officer

         Scott P. McGrory         34     Vice President, Controller

         Mark R. Vernon (1)       52     Senior Vice President


--------------

(1)      Elliott H. Vernon and Mark R. Vernon are brothers.

         See above for information regarding Mr. Vernon.

         Robert D. Baca, C.P.A., became the President and Chief Operating Officer of HIS PPM Co., a Delaware corporation and wholly-owned subsidiary of the Company formed to engage in the physician practice management business ("HIS PPM") in April 1998, and in August 1999 he was elevated to the position of the President and Chief Operating Officer of the Company. From May 1997 to March 1998, Mr. Baca was the Senior Vice President of Corporate Development for Medical Resources, Inc. ("Medical Resources"), a publicly-held diagnostic imaging company. Mr. Baca was a founder of Capstone Management, Inc. ("Capstone"), a diagnostic imaging company which was acquired by Medical Resources in May 1997, and was, from June 1993 to May 1997, the Chief Executive Officer and Chief Financial Officer of Capstone. Mr. Baca received a M.S. in Taxation from Villanova Law School in 1985 and received a B.S. in Accounting from the University of Delaware in 1978. Mr. Baca is a certified public accountant.

         Scott P. McGrory, C.P.A., has been the Vice President, Controller of the Company (as well as the Assistant Secretary of the Company) since October 1996. As the Vice President, Controller of the Company, Mr. McGrory is the Principal Financial and Accounting Officer of the Company and is responsible for overseeing all financial reporting aspects of the Company. Mr. McGrory was the Company's Controller from August 1995 to October 1996; the Company's Manager of Accounting from January 1994 to August 1995; and the Company's Manager of Budgeting from December 1992 to January 1994. From April 1988 to December 1992, Mr. McGrory was employed as a Senior Accountant by NMR of America, Inc., a provider of outpatient services in the field of advanced diagnostic imaging. Mr. McGrory is a licensed certified public accountant in the State of New Jersey.

         Mark R. Vernon has been a Senior Vice President of the Company since April 1999 and has been the President of Atlantic Imaging Group, LLC., the Company's joint venture with HealthMark Alliance, Inc. formed to develop, market and manage statewide networks of diagnostic imaging facilities, since its formation in April 1999. From April 1997 until April 1999, he was employed as an officer of the Company in charge of field operations. Since September 1994, he also has served as the Chairman of the Board, President and Chief Executive Officer of Omni Medical Imaging, Inc., which company subleased the Company's mobile MRI units from September 1994 until July 1996. See "Certain Relationships and Related Transactions." From January 1991 until August 1994, he was the Vice President of Field Operations of the Company. From February 1981 until November 1989, he was the President of National Labor Service, Inc. and from November 1975 until January 1981, he was the President of Country Wide Personnel, Inc., which are employment support companies that supplied employees to Fortune 500 and other corporations. From 1966 until 1971, Mr. Vernon was a Staff Sergeant in the United States Army and served in Vietnam from 1966 until 1967.

EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth all compensation awarded to, earned by, or paid to, the Chief Executive Officer and each other executive officer of the Company and its subsidiaries (whose total annual salary and bonus exceed $100,000) for services rendered in all capacities to the Company and its subsidiaries during fiscal 1998, 1997 and 1996 (the "named executive officers"):

                                                                              LONG TERM COMPENSATION
                                                                                      AWARDS
                                                                                      ------
                                                   ANNUAL COMPENSATION
                                                   -------------------
                                                                 OTHER
                                                                 ANNUAL     RESTRICTED    SECURITIES       ALL
NAME AND PRINCIPAL                                            COMPENSATION     STOCK      UNDERLYING      OTHER
POSITION                     YEAR   SALARY ($)   BONUS ($)        ($)1      AWARD(S)($)   OPTIONS (#)  COMPENSATION
--------                     ----   ----------   ---------        ----      -----------   -----------  ------------
ELLIOTT H.
VERNON................       1998   $244,272     $328,829      $19,249(2)        --             --           --
 (Chairman of the
  Board and Chief            1997   $100,415           --      $29,359(2)        --        500,000      $88,076(4)
  Executive Officer)
                             1996   $181,923     $111,710      $28,121(2)  $468,750(3)     500,000           --
ROBERT D.
BACA ....................
 (President and Chief        1998   $165,808(5)   $32,588           --           --        350,000           --
  Operating Officer)

--------------

(1) Unless noted, the value of prerequisites and other personal benefits, securities and other property paid to or accrued for the named executive officers did not exceed $50,000 for each such officer, or 10% of such officer's total reported salary and bonus, and thus are not included in the table.

(2) Represent payments for personal life and disability insurance made by the Company on behalf of Mr. Vernon pursuant to Mr. Vernon's employment agreement.

(3) This restricted stock award vested on October 2, 1998 upon consummation by the Company of the Beran Acquisition. At December 31, 1998, the restricted stock award had a value of $281,250 and at October 2, 1998, the restricted stock award had a value of $226,563.

(4) Represents a non-interest bearing advance made to Mr. Vernon during fiscal 1997. See "Certain Relationships and Related Transactions."

(5) Represents compensation beginning on April 13, 1998, the commencement date of Mr. Baca's employment with HIS PPM. He became the President and Chief Operating Officer of the Company in August 1999.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Elliott H. Vernon. In October 1991, the Company entered into a five year employment agreement with Elliott H. Vernon, pursuant to which Mr. Vernon agreed to serve as the Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $200,000. The employment agreement provided that if a "constructive termination of employment" would occur, Mr. Vernon would be entitled to a continuation of full salary and bonus compensation for a period equal to the remainder of the term. "Constructive termination of employment" was defined in the employment agreement to include a material change in Mr. Vernon's responsibilities, removal of Mr. Vernon from his position as the Company's Chairman of the Board, President and Chief Executive Officer (other than for "Cause," as defined in the employment agreement) or a "Change in Control." A "Change in Control" was defined to include a change in the majority of the Board which was not approved by the incumbent directors or an accumulation by any person or group, other than Mr. Vernon, of in excess of 30% of the outstanding voting securities of the Company. The employment agreement further provided that a constructive termination of employment would not include (i) any sale of the business of the Company, whether through merger, sale of stock or sale of assets, which is approved by the vote of two-thirds of the full Board or (ii) a change in Mr. Vernon's title and/or the person or persons to whom Mr. Vernon reports resulting from a Change of Control approved by the affirmative vote of two-thirds of the full Board, so long as it does not result in any other event constituting a constructive termination of employment.

         Mr. Vernon's employment agreement provided for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes, determined in accordance with generally accepted accounting principles (the "Bonus Pool"). During the first year of the term, Mr. Vernon was entitled to not less than two-thirds of the first $300,000 of the Bonus Pool and one-third of the next $300,000 of the Bonus Pool, and, for the remainder of the term, he was entitled to not less than 50% of the Bonus Pool. Mr. Vernon was entitled to monthly bonus payments, based upon an estimate of his full years' entitlement, subject to adjustment at the end of each fiscal quarter and at the end of each fiscal year. The entitlement of Mr. Vernon and the other officers of the Company to the remainder of the Bonus Pool was made by Mr. Vernon as the Chairman of the Board, President and Chief Executive Officer of the Company, subject to any applicable employment agreements.

         As of February 1, 1996, the Company amended its then current employment agreement with Mr. Vernon. Pursuant to such amendment, the employment agreement's expiration date of October 22, 1996 was extended to October 22, 1997 and during such one year extension Mr. Vernon's annual base compensation was reduced from $200,000 to $100,000. In addition, upon execution of such amendment, options that Mr. Vernon held as of such date exercisable to purchase an aggregate of 270,000 shares of Common Stock under the Company's 1991 Stock Option Plan (the "1991 Plan") (at exercise prices ranging from $1.50 to $5.00 per share) were terminated and the Company granted him options exercisable to purchase an aggregate of 500,000 shares of Common Stock at a cash exercise price of $0.75 per share (the "Vernon New Options"). Furthermore, as additional incentive compensation, upon execution of such amendment, Mr. Vernon received from the Company a restricted stock award of 250,000 shares of Common Stock. The restrictions thereon lapsed upon consummation by the Company of the Beran Acquisition on October 2, 1998. Mr. Vernon is entitled to certain demand and "piggyback" registration rights with respect to such 250,000 shares and the 500,000 shares of Common Stock issuable upon exercise of the Vernon New Options. At any time commencing April 16, 1996 and ending April 16, 2000, Mr. Vernon has the right to demand that the Company prepare and file, and use its best efforts to cause to become effective, a registration statement under the Act to permit the sale of such shares. The Company will be obligated to file one such registration statement for which all expenses (other than fees of counsel for such holders and underwriting discounts) will be payable by the Company.

         Effective in November 1997, the Company entered into a new three year employment agreement with Mr. Vernon (which was extended to five years in August
1999). Pursuant to such new employment agreement, Mr. Vernon agreed to continue to serve as the Chairman of the Board, President and Chief Executive Officer of the Company at an annual base of $250,000, subject to annual increases equal to the greater of (a) 10% or (b) the same percentage as the increase during the immediately preceding calendar year in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (1962-1984=100) (the "CPI") or (c) such greater amount as may be determined by the Board. As of October 20, 1999, Mr. Vernon's base salary was $275,000. The employment agreement provides that, upon the consummation by the Company of the proposed acquisition of JIHP, Mr. Vernon will receive (i) a cash bonus of $250,000 and (ii) stock options to purchase 250,000 shares of Common Stock at an exercise price equal to the average of the fair market value (as defined in the Omnibus Plan) of the Common Stock for the ten consecutive trading days immediately preceding the closing date of such acquisition (which stock options will vest in 25% increments over four years from the date of grant). (In August 1999, these stock options were issued to Mr. Vernon at an exercise price of $1.06 per share, subject to consummation of the JIHP acquisition on or prior to December 31, 2000). On each anniversary of the commencement date of the employment agreement, the term is extended for an additional one year. The employment agreement also provides that if Mr. Vernon resigns for "Good Reason" (as defined in the employment agreement), Mr. Vernon will be entitled to receive a payment of 2.99 times his highest annual salary and bonus pursuant to the employment agreement. In the event Mr. Vernon's employment is terminated for "Disability" (as defined in the employment agreement), Mr. Vernon will continue to be paid his base salary for a period of six months after such date (which amount will be reduced by any disability payments received by him). Mr. Vernon's employment agreement also provides that in the event his employment is terminated for "Cause" or because of his death, Mr. Vernon or his designated beneficiaries, as the case may be, shall only be entitled to be paid his base salary through the month in which such termination occurred.

         Mr. Vernon's new employment agreement also provides for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes. Mr. Vernon is entitled to not less than 50% of such bonus pool, and the Board or a duly constituted committee thereof may allocate additional amounts of the bonus pool to Mr. Vernon. It is expected that the entitlement of the other officers of the Company to the remainder of such bonus pool (if any) will be made by Mr. Vernon in his capacity as the Chairman of the Board and Chief Executive Officer of the Company, subject to the contractual rights of other persons entitled to participate in such bonus pool, and to the concurrence of the Board or a duly constituted committee thereof. (The Company has guaranteed Mr. Vernon a cash bonus of $325,000 for fiscal 1999). In addition, the employment agreement provides for certain insurance and automobile benefits for Mr. Vernon and his participation in the Company's other benefit plans. The employment agreement provides that Mr. Vernon will be entitled to reimbursement of up to $10,000 per annum for medical expenses not covered by insurance for himself and his immediate family. In connection with the Board's approval in November 1997 of the material terms of this new employment agreement, Mr. Vernon was granted stock options to purchase 471,200 shares of Common Stock under the 1991 Plan and 28,800 shares of Common Stock under the Omnibus Plan at an exercise price of $1.0625 per share. Such options vest in 25% increments upon the Common Stock attaining, for a period of 20 consecutive trading days, a fair market value (as defined in the applicable plan) of $2.50, $5.00, $7.50 and $10.00, respectively. Notwithstanding the foregoing, each such option shall become fully vested upon the earlier to occur of (x) the fifth anniversary of the grant date of such option and (y) a "Change in Control" (as defined in the Omnibus Plan). (In August 1999, these options were amended to provide for automatic vesting in 20% increments on each anniversary of the grant date.)

         In August 1999, Mr. Vernon resigned as President of the Company and Mr. Baca became the President and Chief Operating Officer of the Company.

         Robert D. Baca. As of April 13, 1998, HIS PPM entered into a three year employment agreement with Robert D. Baca, pursuant to which Mr. Baca agreed to serve as its President and Chief Operating Officer at an annual base salary of $225,000 (subject to annual increases by the same percentage as the increase during the immediately preceding calendar year in the CPI or such greater amount as may be determined by the Board). As of October 20, 1999, Mr. Baca's base salary was $228,627. The employment agreement is subject to successive one year renewal periods and provides for Mr. Baca's participation in the employee benefit programs and plans of HIS PPM as well as a monthly automobile allowance. As incentive compensation, in connection with the execution of the employment agreement, Mr. Baca received (i) a stock option under the Omnibus Plan to purchase 200,000 shares of Common Stock at an exercise price of $1.3125 per share (which option vested 50% on the date of grant and the remaining 100,000 shares will vest in increments of one-third upon the Common Stock attaining, during the Term (as defined in the employment agreement), an average Fair Market Value (as defined in the Omnibus Plan) for a period of 20 consecutive trading days, and a Fair Market Value on the last day of such 20 day period, of $5.00, $8.00 and $12.00 per share, respectively; provided, however, that in any event the remaining 100,000 shares shall vest in increments of one-third on each subsequent anniversary of the grant date of the option, and the option will become fully vested immediately upon a Change in Control (as defined in the Omnibus Plan)) and (ii) subject to ratification and approval of the Company's stockholders, a stock option, not issued under the Omnibus Plan (since at the time of grant there were not enough shares available for issuance under the Omnibus Plan to allow for such issuance thereunder) but which shall, nonetheless, be subject to the terms and conditions of the Omnibus Plan, to purchase 150,000 shares of Common Stock at an exercise price of $7.50 per share (with respect to 50,000 of the shares subject to the options), $10.00 per share (with respect to 50,000 of the shares subject to the option) and $12.50 per share (with respect to 50,000 of the shares subject to the option) (which option will vest upon the attainment of any two of the three following objectives: (a) the Company achieving gross revenues of $100.0 million in any fiscal year during the Term, (b) the Company achieving net income of $12.0 million in any fiscal year during the Term or (3) the Common Stock attaining, during the Term, an average Fair Market Value (as defined in the option) for a period of 20 consecutive trading days, and a Fair Market Value on the last day of such 20 day period, of $20.00 per share; provided, however, that in any event the option will vest on the third anniversary of the grant date of the option, and the option will become fully vested immediately upon a Change in Control of HIS PPM (as defined in the option)). Stockholder ratification and approval of such stock option was obtained at the 1998 annual meeting of stockholders. See "-- Option Grants in Fiscal 1998."

         The employment agreement provides that if Mr. Baca resigns for "Good Reason" (as defined in the employment agreement) or if HIS PPM terminates his employment other than as provided in the employment agreement, Mr. Baca will be entitled to receive his full base salary through the date of termination, as well as all accrued incentive compensation through the date of termination, plus an amount (payable over a period of months equal to the lesser of the number of months remaining in the Term and 18) equal to the product of (a) the sum of (i) the base salary in effect as of the date of termination and (ii) the average of the bonus compensation paid or payable to Mr. Baca with respect to the three years preceding the year in which the date of termination occurs (or such lesser period as he may have been employed) and (b) the lesser of (i) the number of months remaining in the Term divided by 12 and (ii) one and one-half (the "Severance Amount"). In the event that, within one year after the occurrence of a Change of Control (as defined in the employment agreement), HIS PPM terminates Mr. Baca's employment other than as provided in the employment agreement or Mr. Baca resigns for "Good Reason," Mr. Baca will be entitled to receive his full base salary through the date of termination, as well as all accrued incentive compensation through the date of termination, plus the present value (as defined in the employment agreement) of the Severance Amount on or before the tenth day following the date of termination.

         The employment agreement further provides that in the event HIS PPM terminates Mr. Baca's employment because of his death, Mr. Baca (or his designated beneficiary, estate or other legal representative, as applicable, (the "Estate")) will be entitled to be paid his base salary through the month in which such termination occurred, as well as all unpaid and accrued incentive compensation through the date of termination, and the Estate shall be entitled to continue to participate (to the extent permissible under the terms and provisions of such programs and plans) in HIS PPM's benefit programs and plans until the end of the Term on the same terms and conditions as Mr. Baca participated immediately prior to the date of termination. If Mr. Baca's employment is terminated for Disability (as defined in the employment agreement), Mr. Baca will continue to be paid his base salary for a period of six months after such date (which amount will be reduced by any disability benefits received by him from disability policies paid for by HIS PPM).

         Upon termination of Mr. Baca's employment for Cause (as defined in the employment agreement) or in the event Mr. Baca's employment is terminated because of a court order restricting his employment by HIS PPM, Mr. Baca only will be entitled to be paid his base salary through the date the Notice of Termination (as defined in the employment agreement) is given, as well as all accrued and unpaid incentive compensation through the date the Notice of Termination is given.

         In August 1999, Mr. Vernon resigned as President of the Company and Mr. Baca became the President and Chief Operating Officer of the Company. In connection with such elevation, Mr. Baca was granted an option to purchase 150,000 shares of Common Stock at an exercise price of $1.3125 per share (subject to consummation of the JIHP acquisition on or prior to December 31, 2000).

Option Grants in Fiscal 1998

         The following table sets forth each grant of stock options made by the Company during fiscal 1998 to each of the named executive officers:

                                                                                        POTENTIAL REALIZABLE
                   NUMBER OF                                                       VALUE AT ASSUMED ANNUAL RATES
                  SECURITIES   % OF TOTAL OPTIONS       EXERCISE                  OF STOCK PRICE APPRECIATION FOR
                  UNDERLYING       GRANTED TO        OR BASE PRICE                         OPTION TERM 3
                    OPTIONS        EMPLOYEE IN         ($/SHARE)     EXPIRATION
NAME              GRANTED($)       FISCAL YEAR           RANGE       DATE RANGE       5%($)             10%($)
----              ----------       -----------           -----       ----------       -----             ------
Robert D. Baca     200,000(1)         47.9%             $1.3125      Apr. 2008       $165,085          $418,357
                   150,000(2)         35.9%               (3)        Dec. 2008       $    -0-          $    -0-

--------------

(1) This option vested 50% (i.e., 100,000 shares) on the initial date of grant and the remaining 100,000 shares will vest in increments of one-third (i.e., 33,333 shares) upon the Common Stock attaining, during the Term (as defined in Mr. Baca's employment agreement with HIS PPM), an average Fair Market Value (as defined in the Omnibus Plan) for a period of 20 consecutive trading days, and a Fair Market Value on the last day of such 20 day period, of $5.00, $8.00 and $12.00 per share, respectively; provided, however, that in any event the remaining 100,000 shares shall vest in increments of one-third (i.e., 33,333 shares) on each subsequent anniversary of the grant date of the option, and the option will become fully vested immediately upon a Change in Control (as defined in the Omnibus Plan).

(2) The exercise price of this option is as follows: $7.50 per share (with respect to 50,000 of the shares subject to the option), $10.00 per share (with respect to 50,000 of the shares subject to the option) and $12.50 per share (with respect to 50,000 of the shares subject to the option). This option will vest upon the attainment of any two of the three following objectives: (a) the Company achieving gross revenues of $100.0 million in any fiscal year during the Term, (b) the Company achieving net income of $12.0 million in any fiscal year during the Term or (c) the Common Stock attaining, during the Term, an average Fair Market Value (as defined in the option) for a period of 20 consecutive trading days, and a Fair Market Value on the last day of such 20 day period, of $20.00 per share; provided, however, that in any event the option will vest on the third anniversary of the grant date of the option and the option will become fully vested immediately upon a Change in Control of HIS PPM (as defined in the option).

(3) The potential realizable values represent future opportunity and have not been reduced to present value in 1998 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the SEC for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

Aggregated Option Exercises in Fiscal 1998 and 1998 Fiscal Year End Option
Values

         The following table summarizes for each of the named executive officers the total number of unexercised stock options held at December 31, 1998 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1998. No options were exercised by such persons during fiscal 1998. The value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise or base price and the fair market value (i.e., the closing sale price on such date) of the underlying Common Stock on December 31, 1998 (the last trading day in fiscal 1998), which was $1.1250 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The stock options have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise. There can be no assurance that these values will be realized.

         The Company does not have any stock appreciation rights ("SARs") outstanding.

                                           SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                           NUMBER OF               IN-THE-MONEY
                                           UNEXERCISED OPTIONS     OPTIONS AT
                                           AT FISCAL YEAR END      FISCAL YEAR END
                                           ------------------      ---------------

             SHARES ACQUIRED    VALUE          EXERCISABLE/           EXERCISABLE/
   NAME      ON EXERCISE(#)   REALIZED($)     UNEXERCISABLE           UNEXERCISABLE
   ----      --------------   -----------     -------------           -------------
Elliott H.
Vernon             -0-           N/A         500,000/500,000        $187,500/$31,250

Robert D.
Baca               -0-           N/A         100,000/250,000              $0/$0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At December 31, 1998 and 1997, Elliott H. Vernon (the Company's Chairman of the Board and Chief Executive Officer) (the "CEO") owed the Company $264,125 in connection with certain non-interest bearing advances under the Company's bonus plan. (The largest aggregate amount of the CEO's indebtedness to the Company during such fiscal years was $276,050 at April 30, 1997 and May 31,
1997). In accordance with this bonus plan and Mr. Vernon's employment agreement with the Company, Mr. Vernon is entitled to monthly bonus payments based upon an estimate of his full years' bonus entitlement, subject to adjustment. These advances represent such payments which were determined not to have been earned by Mr. Vernon under the terms of the bonus plan and are repayable to the Company.

         The Company entered into an arrangement, effective September 1, 1994 until July 1996, pursuant to which it operated solely as a sublessor of its four mobile MRI units rather than as an operator of such equipment. Mark R. Vernon, the brother of the CEO and an officer of the Company since April 1997, is the President and a significant stockholder of such sublessee of the Company's mobile MRI equipment. The other stockholders of the sublessee include certain former customers of the Company. The sublease provided for monthly payments to the Company, which commenced September 1, 1994, in the amount of $50,000 per month for the first three months and $115,000 per month for the next 45 months. These monthly payments included maintenance and insurance of approximately $44,000 per month paid directly by the Company. The total monthly sublease payments due to the Company were collateralized by the accounts receivable due to the sublessee by the sublessee's mobile MRI customers. Effective May 1, 1995, the sublease agreement was amended to provide for monthly payments to the Company in the amount of $76,373 per month for the next 40 months excluding maintenance of $38,627 per month originally paid directly by the Company since the sublessee entered into a maintenance agreement with an unrelated third party and began paying the equipment maintenance directly for the subleased mobile MRI units. At December 31, 1994, the sublessee was current with its monthly payment obligations. However, for fiscal 1995, the Company was entitled to receive from the sublessee approximately $1,047,000 in rental income of which it received approximately $685,000 resulting in past due amounts of approximately $362,000. The Company, due to the sublessee's failure to remain current with its 1995 monthly payment obligations, notified the sublessee that it was in default of the sublease agreement. As a result, after assessing the sublease business arrangement, the Company sold one of its mobile MRI units for $625,000 in December 1995, which in turn reduced the sublessee's monthly payment obligation to the Company from $76,373 to $52,582 a month for the remaining 33 months of the sublease. As a result of the sale of the mobile MRI unit, the Company incurred a loss of approximately $31,000 representing the difference between the remaining sublease income attributable to such mobile MRI unit and the sale proceeds received. In February 1996, the Company terminated the master agreement with the sublessee and repossessed the remaining three mobile MRI units from the sublessee as a result of the failure of the sublessee and its customers to satisfy their obligations thereunder to the Company. At such time, the sublessee owed the Company approximately $456,000. In an attempt to satisfy the past due amounts owed to the Company, the sublessee and its customers provided the Company with cash (aggregating approximately $75,000) and additional patient receivable claims (aggregating approximately $504,000) to partially offset the amounts they owed to the Company. The additional patient receivable claims were to supplement the amounts previously submitted to the Company to satisfy prior past due indebtedness from the sublessee and its customers. The Company soon after returned the three mobile MRI units to the sublessee. Effective July 27, 1996, the Company again repossessed the three mobile MRI units due to the sublessee's continuing failure to meet its obligations to the Company. At such time, the sublessee owed the Company approximately $532,000. In August 1996, the Company entered into a lease purchase agreement with respect to the sale of one of the Company's mobile MRI units. The lease purchase agreement provided for a $20,000 down payment upon execution of the agreement, 11 monthly installments of $5,000 each which commenced October 1, 1996 and a final payment of $35,000 due in September 1997. Such amounts have been paid. The Company has entered into an agreement with certain other creditors of the sublessee in respect of the collection of the sublessee's receivables. As of December 31, 1998 and June 30, 1999, the amount of the sublessee's past due indebtedness was approximately $257,000 and $196,000, respectively (which amount has been fully reserved for by the Company in its financial statements).

         As of January 30, 1996, the Company entered into a one year consulting agreement (the "Consulting Agreement") with Biltmore Securities, Inc. ("Biltmore"). In January 1997, the Company extended the term of the Consulting Agreement for an additional year, and in November 1997, the Company further extended the term of the Consulting Agreement for an additional year, through January 1999. Pursuant to the Consulting Agreement, Biltmore agreed to act as a consultant to the Company in connection with, among other things, corporate finance and evaluations of possible business partners and seek to find business partners suitable for the Company and assist in the structuring, negotiating and financing of such transactions. During fiscal 1996, Biltmore was issued options (the "Biltmore Options") exercisable to purchase 750,000 shares of Common Stock at a cash exercise price of $0.75 per share under the Consulting Agreement and during fiscal 1998, upon consummation of the Beran Acquisition, certain transferees of Biltmore were issued 750,000 shares (the Biltmore Fee Shares") of Common Stock under the Consulting Agreement. The holders of the Biltmore Options and the Biltmore Fee Shares are entitled to certain demand and "piggyback" registration rights with respect to the shares of Common Stock issuable upon exercise of the Biltmore Options and the Biltmore Fee Shares. Furthermore, in consideration of Biltmore's placement agent services with respect to the sale of the Company's Series C Convertible Preferred Stock in February 1996, the Company issued Biltmore 60,000 shares of Series C Convertible Preferred Stock at such time.

         During fiscal 1998, Dr. George Braff, a director of the Company from December 1995 until April 1997, the Company's Medical Director since October 1997 and the supervising radiologist at three of the Company's MRI facilities, was the majority shareholder and officer of three of the Company's Medical
Licensees: M.R. Radiology Imaging of Lower Manhattan, P.C. ("NYC MRI" or the "New York City Facility"), Monmouth Diagnostic Imaging, P.A. ("Monmouth"), and Kings Medical Diagnostic Imaging, P.C. ("Kings Medical" or the "Brooklyn Facility"). For fiscal 1998, NYC MRI, Monmouth and Kings Medical paid the Company approximately $753,290, $3,869,117 and $1,306,254, respectively, in fees for services previously rendered. In addition, revenues generated to the Company by NYC MRI, Monmouth and Kings Medical accounted for 6%, 27%, and 6%, respectively, of the Company's total revenues in fiscal 1998. For fiscal 1998, NYC MRI, Monmouth and Kings Medical paid Dr. Braff approximately $53,865, $442,026 and $119,150, respectively, in fees for professional services rendered by him on their behalf. Such entities have continued to be Medical Licensees of the Company in fiscal 1999. Prior to October 1997, Dr. Braff was also a majority shareholder and officer of another of the Company's Medical Licensees, Edgewater Diagnostic Imaging, P.A., which paid the Company approximately $1,400,000 in fees during fiscal 1997 and generated revenues to the Company in fiscal 1997 representing 18% of the Company's total revenues for such fiscal year.

         On November 4, 1997, the Company acquired substantially all of the assets of NYC MRI. The consideration for the acquisition was (i) the assumption of certain obligations and liabilities of NYC MRI, including payments to be made under a certain capital lease of up to approximately $300,000, (ii) cash in the amount of $900,000, (iii) the issuance of 1.0 million shares of Common Stock, and (iv) the issuance of a $300,000 promissory note that was due and paid on December 31, 1997. The Company also assumed certain contractual obligations of NYC MRI on a going-forward basis under the contracts assigned to the Company in the acquisition (including operating leases and equipment maintenance agreements). In connection with the acquisition, the Company also entered into a consulting services agreement with NYC MRI, which, among other things, provides that Dr. Braff will continue to provide all medical services at the New York City Facility.

         Prior to September 1998, the Company leased the Brooklyn Facility from DMR Associates, L.P., a limited partnership ("DMR") which is owned by MR General Associates, L.P., as the general partner ("MR Associates"), and DVI Financial Services Inc. ("DFS"), as a limited partner. MR Associates is in turn owned by the CEO and Joseph J. Raymond, another director of the Company. The Company leases the MRI equipment at such facility from DFS. For fiscal 1997 and the nine months ended September 30, 1998, the Company paid DMR an aggregate of approximately $407,000 and $208,000, respectively, in lease payments for the Brooklyn Facility. The Company's lease payments to DMR were structured to fully satisfy DMR's costs and expenses related to the facility, including mortgage payments, taxes and other related costs. However, Messrs. Vernon and Raymond were still required to pay taxes in respect of these lease payments even though they did not recognize any profit from such arrangement and participated in such arrangement as an accommodation to the Company without any reimbursement therefor. Effective December 1996, the Company agreed to guarantee an approximately $250,000 loan (the "DFS Loan") from DFS to DMR in connection with DMR's refinancing of an equipment lease related to this Brooklyn facility. This loan bore interest at 12% per annum and was repayable over 34 months commencing February 15, 1997. The outstanding balance of this loan was approximately $178,000 at December 31, 1997.

         In September 1998, DMR sold its interest in the Brooklyn Facility to an affiliate of DFS, which, in turn, has entered into a lease arrangement (the "DFS Lease") with the Company in respect of this facility. All of the proceeds from such sale were used to repay the outstanding balance of the DFS Loan which was approximately $145,000. In consideration for Mr. Raymond's agreement to such sale (as well as in appreciation of his participation in the original lease transaction), the Company granted Mr. Raymond (subject to stockholder ratification and approval) a ten year stock option to purchase 150,000 shares of Common Stock at an exercise price per share equal to $1.00 (the closing sales price of the Common Stock on the Nasdaq NMS on December 22, 1998, the date of stockholder ratification and approval of such stock option grant), which option is 100% exercisable. In addition, the Company has agreed that, to the extent the Company exercises its purchase option under the DFS Lease and sells such facility to an unrelated third party (other than in connection with a merger, consolidation, sale of substantially all of the assets of the Company or similar transaction), Mr. Raymond will be entitled to receive an amount equal to 60% of any "profits" realized by the Company upon such sale (i.e., the net proceeds received by the Company upon such sale less the Company's depreciated basis in the property).

         In addition to the DFS Lease, the Company has numerous other financing arrangements with DFS and its affiliates relating to equipment financing, as well as the $14.0 million loan (the "Beran Loan") from DFS provided in connection with the Beran Acquisition and the Company's $3.0 million secured revolving line of credit provided by another affiliate of DFS. DFS was a significant stockholder of the Company from its inception until April 1996 and is a leading provider of medical equipment financing. In October 1998, in connection with the Beran Loan the Company entered into a five-year financial advisory and consulting services agreement with DFS. In accordance with the terms of such agreement, the Company granted DFS stock options immediately exercisable for a five-year period (subject to certain prescribed restrictions) to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $0.90625 per share (with respect to 50,000 of the shares subject to the options), $1.03125 per share (with respect to 400,000 of the shares subject to the options), $1.28125 per share (with respect to 20,000 of the shares subject to the options), $1.25 per share (with respect to 10,000 of the shares subject to the options) and $1.46875 (with respect to 20,000 shares subject to the options). The Company is also a guarantor of the JIHP Loan (as hereinafter defined). All of the Company's arrangements with DFS and its affiliates are on an arms'-length basis.

         In May 1997, the Company entered into a consulting agreement with Munr Kazmir, M.D., a former director of the Company, for a one year term commencing June 1, 1997. In January 1998, such agreement was terminated and a new consulting agreement for a one year term commenced effective as of January 1, 1998. Pursuant to such agreement, Dr. Kazmir agreed to provide such consultation and advice as the Company may reasonably request, including advice in respect of new developments in the diagnostic imaging market and the Company's relationships with current and potential referral sources, and assistance in the development of Company newsletters and the preparation and arrangement of seminars, luncheons and other training and education vehicles for current and potential referral sources. Dr. Kazmir also provided assistance to the Company in the expansion of its business into physician practice management. Dr. Kazmir was entitled to an annual consulting fee of $72,000 under such consulting agreement. The consulting agreement was terminated in October 1998. During fiscal 1997 and 1998, Dr. Kazmir was paid an aggregate of $35,000 and $54,000, respectively, in consulting fees under the consulting agreement.

         In October 1996, the Company entered into a consulting agreement with Ulises C. Sabato, M.D., a significant stockholder of the Company, for a one year term which commenced on October 15, 1996. Pursuant to such agreement, Dr. Sabato agreed to provide such consultation and advice as the Company may reasonable request, including advice in respect of new developments in the diagnostic imaging market and the Company's relationships with current and potential referral sources, and assistance in the development of Company newsletters and the preparation and arrangement of seminars, luncheons and other training and education vehicles for current and potential referral sources. Dr. Sabato also provided assistance to the Company in the expansion of its business into physician practice management. Pursuant to such agreement, Dr. Sabato was entitled to an annual consulting fee of $48,000. In addition, upon execution of such agreement, the

Company granted Dr. Sabato, stock options exercisable to purchase an aggregate of 50,000 shares of Common Stock over a five year period at an exercise price of $1.0625 per share. The options vested quarterly in equal installments over the term of the one year consulting agreement. In December 1997, the term of the consulting agreement was extended until October 16, 1998 at which time it expired. During fiscal 1997 and 1998, Dr. Sabato was paid an aggregate of $44,000 and $48,000, respectively, in consulting fees under the consulting agreement. Dr. Sabato also was a limited partner in Edgewater Imaging Associates, L.P., which leased real estate and equipment to the Company in respect of its fixed-site MRI facility in Edgewater, New Jersey. Edgewater Imaging Associates, L.P. was dissolved as of January 1, 1998. The Company entered into another one-year consulting agreement with Dr. Sabato in May 1999 providing for an annual consulting fee of $48,000.

         In February 1998, the Company entered into a consulting agreement with Dr. Manmohan A. Patel, a director of the Company since December 1998, for a one year term commencing February 27, 1998. Such agreement has been extended until December 31, 1999. Pursuant to such agreement, Dr. Patel will provide such consultation and advice as the Company may reasonably request, including advice in respect of the Company's development of its physician management operations. Such agreement shall be terminated upon the earlier to occur of (i) the negotiation and execution of an employment agreement between the Company and Dr. Patel on terms and conditions satisfactory to the parties thereto (the "Patel Employment Agreement"), or (ii) the expiration or termination of such agreement pursuant to the terms thereof. Pursuant to such agreement, and in contemplation of the services to be rendered pursuant to the Patel Employment Agreement, the Company granted Dr. Patel stock options exercisable to purchase an aggregate of 300,000 shares of Common Stock under the terms and conditions of the Omnibus Plan. Such stock options are exercisable at $1.71875 per share, the closing sales price of the Common Stock on the Nasdaq NMS on the date of grant, and vest in increments of 25% (i.e., 75,000 shares) upon the Common Stock attaining , for a period of 20 consecutive trading days, a fair market value (as defined in the Omnibus Plan) of $2.50, $5.00, $7.50 and $10.00, respectively. Notwithstanding the foregoing, such stock options shall become fully vested upon the earlier to occur of (x) the fifth anniversary of the grant date of the stock options and
(y) a "Change in Control" as defined in the Omnibus Plan: provided, however, that in no event shall any shares be purchasable under such stock options unless and until Dr. Patel has become a full-time employee of the Company. (In August 1999, these options were amended to provide for automatic vesting in 20% increments on each anniversary of the grant date.)

         In January 1998, the Company and Pavonia Medical Associates, P.A. ("PMA") and its physician stockholders (including Dr. Patel, a director of the Company who owns an aggregate of 11,500 shares of PMA's common stock, representing 20.44% of such outstanding common stock) signed a non-binding letter of intent with respect to the Company's acquisition of all of the capital stock held by PMA of Jersey Integrated HealthPractice, Inc. ("JIHP"), a management services organization formed and owned by PMA and Liberty HealthCare Systems, Inc. The terms of this acquisition were a result of arm's-length negotiations among the parties. A merger agreement between the Company and PMA was executed effective January 29, 1999 (subject to the approval of the physician stockholders of PMA). Such letter (as well as the merger agreement) states that the Company intends to appoint Dr. Patel to the Board upon consummation of such acquisition.

Notwithstanding the foregoing, the election of Dr. Patel as a director (as well as his current nomination for election as a director) was not made in connection with such provision.

         In December 1997, the Company agreed to guarantee a loan of $1.0 million from DFS to JIHP (the "JIHP Loan"). This loan was funded by DFS to JIHP on January 8, 1998 and the loan bears interest at 12% per annum and is repayable over 48 months commencing in February 1998 at $26,330 per month. At December 31, 1998 and September 30, 1999, approximately $810,000 and $639,000 of the loan was outstanding, respectively. PMA and each physician stockholders of PMA have acknowledged that such extension of credit is for their benefit and have agreed that to the extent that the Company is or becomes liable in respect of any indebtedness or other liability or obligation of either PMA or JIHP, and the acquisition by the Company of 100% of the outstanding capital stock of JIHP is not consummated, then PMA and each physician stockholder of PMA agree to indemnify and hold the Company harmless from and against any and all such liabilities and obligations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for fiscal 1998 included in the Company's Annual Report on Form 10-K for fiscal 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein. The engagement of Deloitte & Touche LLP is not being presented for approval of the stockholders at the Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and to be available to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals for presentation at the Company's next annual meeting of stockholders to be held in 2000 must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than August 7, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a stockholder prior to October 16, 2000.

                                  OTHER MATTERS

         It is not expected that any other matters will be brought before the Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

         The Company's Annual Report on Form 10-K for fiscal 1998 and the Company's Form 10-Q for the quarterly period ended September 30, 1999 are being furnished simultaneously herewith, however, they are not to be considered a part of this Proxy Statement.

         The Company will also furnish to any stockholder a copy of any exhibit to this Form 10-K or 10-Q as listed thereon, upon request and upon payment of the Company's reasonable expenses of furnishing such exhibit. Requests should be directed to HealthCare Integrated Services, Inc., Shrewsbury Executive Center II, 1040 Broad Street, Shrewsbury, New Jersey 07702, Attention: Assistant Secretary.

              ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN
                   THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED
                      ENVELOPE. PROMPT RESPONSE IS HELPFUL
                          AND YOUR COOPERATION WILL BE
                                  APPRECIATED.


                               By Order of The Board of Directors,

                               ELLIOTT H. VERNON
                               Chairman of the Board and Chief Executive Officer

November 29, 1999

                                                                       EXHIBIT A

       PROPOSAL TO AUTHORIZE THE BOARD TO FILE AN AMENDMENT TO THE CHARTER
                  TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                     OF HEALTHCARE INTEGRATED SERVICES, INC.

                             a Delaware corporation

        (Pursuant to Section 242 of the Delaware General Corporation Law)

HEALTHCARE INTEGRATED SERVICES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of HealthCare Integrated Services, Inc. (hereinafter called the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation to effect a reverse stock split of shares of common stock of the Corporation, par value $ 0.01 per share ("Common Stock"), on the basis of issuing ___ share of Common Stock for each ____ issued shares of Common Stock, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution is as follows:

         RESOLVED, that (subject to stockholder approval) the Board of Directors is authorized to file an amendment to the Company's Certificate of Incorporation to effect a reverse ___ for ___ stock split (the "Stock Split"). Upon the filing of this amendment with the office of the Secretary of State of the State of Delaware, each share of Common Stock of the Corporation, issued at such time, shall be changed into ____ of ____ fully paid and non-assessable share of Common Stock of the Corporation. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected hereby, the Corporation shall issue to any stockholder that would otherwise receive fractional shares of Common Stock an additional share of Common Stock; and

         RESOLVED, that, following the effectiveness of this amendment, certificates for the shares of Common Stock to be outstanding after the Stock Split shall be issued pursuant to procedures adopted by the Corporation's executive officers and communicated to those who are to receive new certificates.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman and attested by its Assistant Secretary this ____ day of ________,
____.

                                            HEALTHCARE INTEGRATED SERVICES, INC.


                                            By:
                                               --------------------------------
                                               Elliott H. Vernon
                                               Chairman of the Board and Chief
                                                 Executive Officer

ATTEST:


By:
   ----------------------------------
         Scott P. McGrory
         Assistant Secretary

                                      PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
         THE BOARD OF DIRECTORS OF HEALTHCARE INTEGRATED SERVICES, INC.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, EACH DATED NOVEMBER 29, 1999, AND DOES HEREBY APPOINT ELLIOTT H. VERNON AND SCOTT P. MCGRORY, OR EITHER OF THEM, WITH FULL POWER OF SUBSTITUTION, AS PROXY OR PROXIES OF THE UNDERSIGNED TO REPRESENT THE UNDERSIGNED AND TO VOTE ALL SHARES OF VOTING SECURITIES OF HEALTHCARE INTEGRATED SERVICES, INC. (THE "COMPANY") WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD AT 10:00 A.M. (EDT) ON DECEMBER 17, 1999 AT THE OFFICES OF THE COMPANY, SHREWSBURY EXECUTIVE CENTER II, 1040 BROAD STREET, SHREWSBURY, NEW JERSEY, 07702, AND AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF, HEREBY REVOKING ALL PROXIES HERETOFORE GIVEN WITH RESPECT TO SUCH
STOCK:


1. APPROVAL OF REVERSE STOCK SPLIT.

         [ ] FOR            [ ] AGAINST          [ ] ABSTAIN

2. ELECTION OF DIRECTORS.

   [ ] FOR ALL NOMINEES LISTED BELOW              [ ] WITHHOLD AUTHORITY
       (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES
                                                      LISTED BELOW

   NOMINEES: SHAWN A. FRIEDKIN, MANMOHAN A. PATEL, JOSEPH J. RAYMOND, MICHAEL S. WEISS AND ELLIOTT H. VERNON (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.)



3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                           TO BE SIGNED ON OTHER SIDE

                             (CONTINUED FROM FRONT)

           PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE REVERSE STOCK SPLIT AND THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED HEREIN.



                                              (SIGNATURE(S))

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              DATED:
                                                    ----------------------------
                                              PLEASE SIGN EXACTLY AS NAME(S)
                                              APPEARS HEREON, AND WHEN SIGNING
                                              AS ATTORNEY, EXECUTOR,
                                              ADMINISTRATOR, TRUSTEE OR
                                              GUARDIAN, GIVE YOUR FULL TITLE AS
                                              SUCH. IF THE SIGNATORY IS A
                                              CORPORATION, SIGN THE FULL
                                              CORPORATE NAME BY A DULY
                                              AUTHORIZED OFFICER. WHEN SHARES
                                              ARE HELD BY JOINT TENANTS, BOTH
                                              SHOULD SIGN.